THE GABELLI EQUITY TRUST INC.
               -----------------------------------------------

                           AUCTION AGENCY AGREEMENT

                            dated as of [ ], 2002

                                 Relating to

               Series C Auction Rate Cumulative Preferred Stock

                                      of

                        THE GABELLI EQUITY TRUST INC.
                ----------------------------------------------
                            The Bank of New York,
                               as Auction Agent

                           AUCTION AGENCY AGREEMENT

            This Auction Agency Agreement (this "Agreement"), dated as of
[     ], 2002, is between The Gabelli Equity Trust Inc. (the "Corporation") and
The Bank of New York, a New York banking corporation, as Auction Agent (as defined below).

            The Corporation proposes to issue an aggregate of 5,200 preferred shares, par value $0.001 per share, liquidation preference $25,000 per share, designated as Series C Auction Rate Cumulative Preferred Shares (the
"Preferred Shares"), pursuant to the Articles Supplementary (as defined below).

            The Corporation desires that the Auction Agent perform certain duties as agent in connection with each Auction (as defined below) (in such capacity, the "Auction Agent"), and as the transfer agent, registrar, dividend paying agent and redemption price disbursing agent with respect to the Preferred Shares (in such capacity, the "Paying Agent"), upon the terms and conditions of this Agreement, and the Corporation hereby appoints The Bank of New York as said Auction Agent.

            NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Corporation and the Auction Agent agree as follows:

1.       Definitions and Rules of Construction.

            1.1  Terms Defined By Reference to Articles Supplementary.

            Capitalized terms not defined herein shall have the respective meanings specified in the Articles Supplementary.

            1.2  Terms Defined Herein.

            As used herein and in the Settlement Procedures, the following terms shall have the following meanings, unless the context otherwise requires:

               (a) "Agent Member" of any Person shall mean the member of, or participant in, the Securities Depository that will act on behalf of a Bidder.

               (b) "Agreement" shall mean this Agreement.

               (c) "Articles Supplementary" shall mean the Articles Supplementary Creating and Fixing the Rights of the Series C Auction Rate Cumulative Preferred Stock.

               (d) "Auction" shall have the meaning specified in Section 2.1 hereof.

               (e) "Auction Procedures" shall mean the auction procedures constituting Article II of the Articles Supplementary as of the filing thereof.

               (f) "Authorized Officer" of the Auction Agent shall mean each Vice President, Assistant Vice President and Assistant Treasurer of the Auction Agent assigned to the Dealing and Trading Group of its Corporate Trust Department and every other officer or employee of the Auction Agent designated as an "Authorized Officer" for purposes hereof in a written communication to the Corporation.

               (g) "Broker-Dealer Agreement" shall mean each agreement between the Auction Agent and a Broker-Dealer substantially in the form attached hereto as Exhibit A.

               (h) "Corporate Officer" shall mean the Chairman and Chief Executive Officer, the President, each Vice President (whether or not designated by a number or word or words added before or after the title "Vice President"), the Secretary, the Treasurer, each Assistant Vice President, each Assistant Secretary and each Assistant Treasurer of the Corporation and every other officer or employee of the Corporation designated as a "Corporate Officer" for purposes hereof in a notice to the Auction Agent.

               (i) "Late Charge" has the meaning given in Section 2.8(a)(i)

               (j) "Preferred Shares" shall mean the preferred shares, par value$.001 per share, of the Corporation designated as its "Series C Auction Rate Cumulative Preferred Shares" and bearing such further designation as to series as the Board of Directors, as the case may be, of the Corporation or any committee thereof shall specify.

               (k) "Rate Multiple" has the meaning provided in Section 2.6.

               (l) "Settlement Procedures" shall mean the Settlement Procedures attached hereto as Exhibit B.

               (m) "U.S. Government Securities Dealers" has the meaning provided in Section 2.6(a)(v).

            1.3  Rules of Construction.

            Unless the context or use indicates another or different meaning or intent, the following rules shall apply to the construction of the
Agreement:

               (a) Words importing the singular number shall include the plural number and vice versa.

               (b) The captions and headings herein are solely for convenience of reference and shall not constitute a part of the Agreement nor shall they affect its meaning, construction or effect.

               (c) The words "hereof", "herein", "hereto" and other words of similar import refer to the Agreement as a whole.

               (d) All references herein to a particular time of day shall be to New York City time.


2.       The Auction.

            2.1 Purpose; Incorporation by Reference of Auction Procedures and Settlement Procedures.

               (a) The Board of Directors of the Corporation has adopted a resolution appointing The Bank of New York as Auction Agent for purposes of the Auction Procedures. The Auction Agent hereby accepts such appointment and agrees that, on each Auction Date, it shall follow the procedures set forth in this Section 2 and the Auction Procedures for the purpose of determining the Applicable Rate of the Preferred Shares for any Dividend Period after the initial Dividend Period. Each periodic operation of such procedures is hereinafter referred to as an "Auction."

               (b) All of the provisions contained in the Auction Procedures and the Settlement Procedures are incorporated herein by reference in their entirety and shall be deemed to be a part hereof to the same extent as if such provisions were fully set forth herein.

            2.2 Preparation for Each Auction; Maintenance of Registry of Beneficial Owners.

               (a) Not later than seven days prior to the first Auction Date for the Preferred Shares subject to an Auction, the Corporation shall provide the Auction Agent with a list of the Broker-Dealers. Not later than seven days prior to any Auction Date for the Preferred Shares for which any change in such list of Broker- Dealers is to be effective, the Corporation will notify the Auction Agent in writing of such change and, if any such change involves the addition of a Broker-Dealer to such list, shall cause to be delivered to the Auction Agent for execution by the Auction Agent a Broker-Dealer Agreement in the form of Exhibit A signed by such Broker-Dealer; provided, however, that if the Corporation proposes to designate any Special Dividend Period of the Preferred Shares pursuant to Section 4 of
Article I of the Articles Supplementary, not later than 11:00 A.M. on the Business Day immediately preceding the last Auction Date prior to the first day of such Dividend Period or by such later time or date, or both, as may be agreed to by the Auction Agent, the Corporation shall provide the Auction Agent with a list of the Broker-Dealers for the Preferred Shares and a manually signed copy of each Broker-Dealer Agreement or a new Schedule A to a Broker-Dealer Agreement (which Schedule A shall replace and supersede any previous Schedule A to such Broker-Dealer Agreement) with each Broker-Dealer. The Auction Agent and the Corporation shall have entered into a Broker-Dealer Agreement with each Broker-Dealer prior to the participation of any such Broker-Dealer in any Auction.

               (b) In the event that any Auction Date for the Preferred Shares shall be changed after the Auction Agent shall have given the notice referred to in clause (vii) of paragraph (a) of the Settlement Procedures, the Auction Agent, by such means as the Auction Agent deems practicable, shall give notice of such change to the Broker-Dealers not later than the earlier of 9:15 A.M. on the new Auction Date or 9:15 A.M. on the old Auction Date.

                         (c) (i) The Auction Agent shall maintain a registry of persons that are Broker-Dealers, compiled initially on the date hereof, and that hold Preferred Shares for purposes of Auctions. The Auction Agent shall indicate thereon the identity of the Broker-Dealer that submitted the most recent Order in any Auction which resulted in such Existing Holder continuing to hold or purchasing the Preferred Shares. The Auction Agent shall keep such registry current and accurate based on the information provided to it from time to time by the Broker-Dealer. The Corporation shall provide or cause to be provided to the Auction Agent at or prior to the Date of Original Issue of the Preferred Shares a list of the initial Existing Holders of the Preferred Shares, the number of shares purchased by each such Existing Holder and the respective Broker-Dealer of each such Existing Holder or the affiliate thereof through which each such Existing Holder purchased such shares. The Auction Agent may rely upon, as conclusive evidence of the identities of the Existing Holders of Preferred Shares (A) such list, (B) the results of Auctions, (C) notices from any Broker-Dealer as described in the first sentence of Section 2.2(c)(iii) hereof and (D) the results of any procedures approved by the Corporation that have been devised for the purpose of determining the identities of Existing Holders in situations where Preferred Shares may have been transferred without compliance with any restriction on the transfer thereof set forth in the Auction Procedures.

                         (ii) In the event of any partial redemption of the Preferred Shares and the Auction Agent's receipt of written notice of such partial redemption thereof, the Auction Agent shall, at least two Business Days prior to the next Auction, request each Broker-Dealer to provide the Auction Agent with a list of Persons who such Broker-Dealer believes should remain Existing Holders after such redemption based upon inquiries of those Persons such Broker-Dealer believes are Beneficial Owners as a result of the most recent Auction and with respect to each such Person, the number of Preferred Shares such Broker-Dealer believes are owned by such Person after such redemption. In the absence of receiving any such information from any Broker-Dealer, the Auction Agent may continue to treat the Existing Holders listed in its registry as the beneficial owners of the number of Preferred Shares shown in such registry.

                         (iii) The Auction Agent shall be required to register a transfer of Preferred Shares from an Existing Holder of such Preferred Shares only if such transfer is to another Existing Holder, or other Person if permitted by the Corporation, and only if such transfer is made (A) pursuant to an Auction, (B) the Auction Agent has been notified in writing (I) in a notice substantially in the form of Exhibit C to the Broker-Dealer Agreements by a Broker-Dealer of such transfer or (II) in a notice substantially in the form of Exhibit D to the Broker-Dealer Agreements by the Broker-Dealer of any Existing Holder, or other Person if permitted by the Corporation, that purchased or sold such Preferred Shares in an Auction of the failure of such Preferred Shares to be transferred as a result of such Auction or (C) pursuant to procedures approved by the Corporation that have been devised for the purpose of determining the identities of Existing Holders in situations where Preferred Shares may have been transferred without compliance with any restriction on the transfer thereof set forth in the Auction Procedures. The Auction Agent is not required to accept any such notice for an Auction unless it is received by the Auction Agent by 3:00 P.M. on the Business Day preceding such Auction.

               (d) The Auction Agent may, but shall have no obligation to, request the Broker-Dealers, as set forth in the Broker-Dealer Agreements, to provide the Auction Agent with a list of Persons who such Broker-Dealer believes should be Existing Holders based upon inquiries of those Persons such Broker-Dealer believes are Beneficial Owners as a result of the most recent Auction and with respect to each such Person, the number of Preferred Shares such Broker-Dealer believes to be owned by such Person. The Auction Agent shall keep confidential such registry of Existing Holders and shall not disclose the identities of the Existing Holders of such Preferred Shares to any Person other than the Corporation and the Broker-Dealer that provided such information; provided, however, that the Auction Agent reserves the right and is authorized to disclose any such information if (a) it is ordered to do so by a court of competent jurisdiction or a regulatory body, judicial or quasi-judicial agency or authority having the authority to compel such disclosure, (b) it is advised by its counsel that its failure to do so would be unlawful or (c) failure to do so would expose the Auction Agent to loss, liability, claim, damage or expense for which it has not received indemnity or security satisfactory to it.

            2.3  Auction Schedule.

               The Auction Agent shall conduct Auctions in accordance with the schedule set forth below. Such schedule may be changed by the Auction Agent with the consent of the Corporation, which consent shall not be unreasonably withheld. The Auction Agent shall give written notice of any such change to each Broker- Dealer. Such notice shall be given prior to the close of business on the Business Day immediately preceding the first Auction Date on which any such change shall be effective.


Time                                            Event
----                                            -----
By 9:30 A.M.                                    Auction Agent advises the
                                                Corporation and
                                                Broker-Dealers of the
                                                applicable Maximum Rate and
                                                the Reference Rate or
                                                Treasury Index Rate, as the
                                                case may be, used in
                                                determining such Maximum Rate
                                                as set forth in Section
                                                2.6(b)(i) hereof.

9:30 A.M. - 1:00 P.M.                           Auction Agent assembles
                                                information communicated to
                                                it by Broker-Dealers as
                                                provided in Section 2(a) of
                                                the Auction Procedures.
                                                Submission Deadline is 1:00 P.M.

Not earlier than 1:00 P.M.                      Auction Agent makes
                                                determinations pursuant
                                                to Section 4(a) of the
                                                Auction Procedures.

By approximately 3:30 P.M.                      Auction Agent advises
                                                Corporation of results of
                                                Auction as provided in
                                                Section 4(b) of the
                                                Auction Procedures.

                                                Submitted Bids and
                                                Submitted Sell Orders are
                                                accepted and rejected in
                                                whole or in part and
                                                Preferred Shares
                                                allocated as provided in
                                                Section 5 of the Auction
                                                Procedures. Auction Agent
                                                gives notice of Auction
                                                results as set forth in
                                                paragraph (a) of the
                                                Settlement Procedures.

The Auction Agent shall follow the notification procedures set forth in paragraph (a) of the Settlement Procedures.

            2.4 Notice of Auction Results.

            The Auction Agent will advise each Broker-Dealer who submitted a Bid or Sell Order in an Auction whether such Bid or Sell Order was accepted or rejected in whole or in part and of the Applicable Rate for the next Dividend Period for the related Preferred Shares by telephone or through its auction processing system as set forth in paragraph (a) of the Settlement Procedures.

            2.5  Broker-Dealers.

               (a) Not later than 12:00 Noon on each Auction Date for Preferred Shares, the Corporation shall pay to the Auction Agent an amount in cash equal to the aggregate fees payable to the Broker-Dealers pursuant to
Section 2.8 of the Broker-Dealer Agreements. The Auction Agent shall apply such moneys as set forth in Section 2.8 of each such Broker-Dealer Agreement.

               (b) The Corporation shall obtain the consent of the Auction Agent prior to selecting any Person to act as a Broker-Dealer, which consent shall not be unreasonably withheld.

               (c) The Auction Agent shall terminate any Broker-Dealer Agreement as set forth therein if so directed by the Corporation, provided that at least one Broker-Dealer Agreement would be in effect for the Preferred Shares after such termination.

               (d) Subject to the Auction Agent's having consented to the selection of the relevant Broker-Dealer pursuant to Section 2.5(b) hereof, the Auction Agent shall from time to time enter into such Broker-Dealer Agreements in the form attached hereto as Exhibit A with one or more Broker-Dealers as the Corporation shall request, and shall enter into such schedules to any such Broker-Dealer Agreements as the Corporation shall request.

            2.6  Information Concerning Rates.

               (a) If there is any change in the credit rating of Preferred Shares by the rating agency (or substitute or successor rating agencies), referred to in the definition of "Maximum Rate," that results in any change in the applicable percentage of the "AA" Financial Composite Commercial Paper Rate used to determine the Maximum Rate for Preferred Shares (the "Rate Multiple") after the date of the Request and Acceptance Letter, the Corporation shall notify the Auction Agent in writing of such change in the Rate Multiple prior to 12:00 Noon on the Business Day prior to the next Auction Date succeeding such change. If the Corporation designates all or a portion of any dividend on Preferred Shares to consist of net capital gains or other income taxable for Federal income tax purposes, it may indicate, in a notice in the form of Exhibit I hereto to the Auction Agent pursuant to
Section 2.6 hereof, the Rate Multiple to be in effect for the Auction Date on which the dividend rate for such dividend is to be fixed. In determining the Maximum Rate on any Auction Date as set forth in 2.6(a)(i) hereof, the Auction Agent shall be entitled to rely on the last Rate Multiple for Preferred Shares of which it has most recently received notice from the Corporation (or, in the absence of such notice, the percentage determined by reference to the definition of Rate Multiple), except that if the Corporation shall have notified the Auction Agent of a Rate Multiple to be in effect for an Auction Date in accordance with the preceding sentence, the Rate Multiple in effect for the next succeeding Auction Date shall be, unless the Corporation notifies the Auction Agent of a change in the Rate Multiple for such succeeding Auction Date pursuant to this Section 2.6(a), the Rate Multiple that was in effect on the first preceding Auction Date for Preferred Shares with respect to which the dividend, the rate for which was fixed on such Auction Date, did not include any net capital gain or other income taxable for Federal income tax purposes.

                        (i) On each Auction Date, the Auction Agent shall determine the Maximum Rate. The Maximum Rate on any Auction Date shall be:

                             (A) in the case of any Auction Date
                  which is not the Auction Date immediately prior to the first day of any proposed Special Dividend Period designated by the Corporation pursuant to Section 4 of
                  Article I of the Articles Supplementary, the product of (1) the Reference Rate on such Auction Date for the next Dividend Period and (2) the Rate Multiple on such Auction Date, unless the Preferred Shares have or had a Special Dividend Period (other than a Special Dividend Period of 28 calendar days or fewer) and an Auction at which Sufficient Clearing Bids existed has not yet occurred for a Standard Dividend Period after such Special Dividend Period, in which case the higher of:

                                    (1) the dividend rate on Preferred Shares
                         for the then-ending Dividend Period; and

                                    (2) the product of (x) the higher of
                         (I) the Reference Rate on such Auction Date for a Dividend Period equal in length to the then-ending Dividend Period, if such then ending Dividend Period was fewer than 184 calendar days, or the Treasury Index Rate on such Auction Date for a Dividend Period equal in length to the then-ending Dividend Period, if such then ending Dividend Period was 184 calendar days or more, and (II) the Reference Rate on such Auction Date for a Dividend Period equal in length to such Special Dividend Period, if such Special Dividend Period was fewer than 184 calendar days, or the Treasury Index Rate on such Auction Date for a Dividend Period equal in length to such Special Dividend Period, if such Special Dividend Period was 364 calendar days or more and (y) the Rate Multiple on such Auction Date; or

                             (B) in the case of any Auction Date
                  which is the Auction Date immediately prior to the first day of any proposed Special Dividend Period designated by the Corporation pursuant to Section 4 of Article I of the Articles Supplementary, the product of (1) the highest of
                  (x) the Reference Rate on such Auction Date for a Dividend Period equal in length to the then-ending Dividend Period, if such then-ending Dividend Period was fewer than 184 calendar days, or the Treasury Index Rate on such Auction Date for a Dividend Period equal in length to the then-ending Dividend Period of such Dividend Period, if such then-ending Dividend Period was 184 calendar days or more, (y) the Reference Rate on such Auction Date for the Special Dividend Period for which the Auction is being held if such Special Dividend Period is fewer than 184 calendar days or the Treasury Index Rate on such Auction Date for the Special Dividend Period for which the Auction is being held if such Special Dividend Period is 184 calendar days or more, and (z) the Reference Rate on such Auction Date for Default Dividend Periods and (2) the Rate Multiple on such Auction Date.

Not later than 9:30 A.M. on each Auction Date the Auction Agent shall notify the Corporation and the Broker-Dealers of the Maximum Rate and the "AA" Financial Composite Commercial Paper Rate and Treasury Index Rate, as the case may be, used to make such determination.

                        (ii) From and after a Default by the Corporation during any Dividend Period, until such failure is cured and a Late Charge is paid, in accordance with subparagraph (c)(iii) of Section 2 of
         Article I of the Articles Supplementary, on the first day of each Dividend Period the Auction Agent shall determine the Treasury Index Rate for such Dividend Period of 184 calendar days or more and the Reference Rate for Dividend Periods of more than 184 calendar days. Not later than 9:30 A.M. on each such first day, the Auction Agent shall notify the Corporation of the applicable Reference Rate and Treasure Index Rate.

                        (iii) If any "AA" Financial Composite Commercial Paper Rate or Treasure Index Rate, as the case may be, is not quoted on an interest or bond equivalent basis, as the case may be, the Auction Agent shall convert the quoted rate to the interest or bond equivalent thereof as set forth in the definition of such rate in the Articles Supplementary if the rate obtained by the Auction Agent is quoted on a discount basis, or if such rate is quoted on a basis other than an interest or bond equivalent or discount basis the Auction Agent shall convert the quoted rate to an interest or bond equivalent rate after consultation with the Corporation as to the method of such conversion.

                        (iv) If any "AA" Financial Composite Commercial Paper Rate is to be based on rates supplied by Commercial Paper Dealers and one or more of the Commercial Paper Dealers shall not provide a quotation for the determination of such "AA" Financial Composite Commercial Paper Rate, the Auction Agent shall immediately notify the Corporation so that the Corporation can determine whether to select a Substitute Commercial Paper Dealer or Substitute
         Commercial Paper Dealers to provide the quotation or quotations not being supplied by any Commercial Paper Dealer or Commercial Paper Dealers. The Corporation shall promptly advise the Auction Agent of any such selection.

                        (v) If any Treasury Index Rate is to be based on rates supplied by at least three recognized dealers in U.S. Government Obligations selected by the Corporation (the "U.S. Government Securities Dealers") and one or more of the U.S. Government Securities Dealers shall not provide a quotation for the determination of such Treasury Rate, the Auction Agent shall immediately notify the Corporation so that the Corporation can determine whether to select a Substitute U.S. Government Securities Dealer or Substitute U.S. Government Securities Dealers to provide the quotation or quotations not being supplied by any U.S.
         Government Securities Dealer or U.S. Government Securities Dealers. The Corporation shall promptly advise the Auction Agent of any such selection.

            2.7  Designation of Special Dividend Period.

               (a) No designation is necessary for a Standard Dividend Period, which shall last seven calendar days.

               (b) Pursuant to the Articles Supplementary, the Corporation may, at its option, designate a Special Dividend Period for the Preferred Shares in the manner described in Section 4 of Article I of the Articles Supplementary.

                        (i) If the Board of Directors proposes to designate any Dividend Period as a Special Dividend Period, (A) the Corporation shall deliver to the Auction Agent a notice of such proposed Special Dividend Period in the form of Exhibit D hereto not less than seven Business Days (or two Business Days in the event the duration of the Dividend Period prior to the Special Dividend Period is less than eight Business Days) nor more than 30 Business Days prior to the first day of the Special Dividend Period and (B) the Auction Agent on behalf of the Corporation shall deliver such notice by first-class mail, postage prepaid, to each Existing Holder of Preferred Shares at the address set forth for such Existing Holder in the records of the Auction Agent and to the Broker-Dealers as promptly as practicable after its receipt of such notice from the Corporation.

                        (ii) If the Corporation determines to designate such Dividend Period as a Special Dividend Period, (A) the Corporation shall deliver to the Auction Agent a notice of such determination in the form of Exhibit E hereto not later than 3:00 P.M. on the second Business Day immediately preceding the first day of such proposed Special Dividend Period and (B) the Auction Agent shall deliver such notice to the Broker- Dealers promptly on such second Business Day.

                        (iii) If the Corporation shall deliver to the Auction Agent a notice not later than 3:00 P.M. on the second Business Day immediately preceding the first day of such proposed Special Dividend Period stating that the Corporation has determined not to exercise its option to designate such Dividend Period as a Special Dividend Period, in the form of Exhibit F hereto, or shall fail to timely deliver either such notice or a notice in the form of Exhibit E hereto, the Auction Agent shall deliver a notice in the form of Exhibit F hereto to the Broker-Dealers promptly on such second Business Day. If the Corporation fails to deliver either such notice provided in this Section 2.7(b) hereof by 3:00 P.M., the Corporation shall be deemed to have delivered a notice to the Auction Agent with respect to such Dividend Period to the effect set forth in this
         Section 2.7(b)(iii), thereby resulting in a Standard Dividend
         Period.

            Such change in the length of any Dividend Period shall not occur if (1) an Auction for Preferred Shares shall not be held on such Auction Date for any reason or (2) an Auction for Preferred Shares shall be held on such Auction Date but Sufficient Clearing Bids for Preferred Shares shall not exist in such Auction.

            2.8  Default.

               (a) If:

                        (i) any Default shall have occurred with respect to Preferred Shares during any Dividend Period thereof, but, prior to 12:00 Noon, New York City time, on the third Business Day next succeeding the date on which such Default occurred, such Default shall have been cured in accordance with Section 2.8(c) hereof and the Corporation shall have paid to the Auction Agent a late charge
         (a "Late Charge") equal to the sum of (1) if such Default consisted of the failure timely to pay to the Auction Agent the full amount of dividends with respect to any Dividend Period on such shares, an amount computed by multiplying (x) 300% of the Reference Rate for the Dividend Period during which such Default occurs on the Dividend Payment Date for such Dividend Period by (y) a fraction, the numerator of which shall be the number of days for which such Default has not been cured in accordance with Section 2.8(c) hereof (including the day such Default occurs and excluding the day such Default is cured) and the denominator of which shall be 360, and applying the rate obtained against the aggregate liquidation preference of the outstanding Preferred Shares and (2) if such Default consisted of the failure timely to pay to the Auction Agent the Redemption Price of the Preferred Shares, if any, for which Notice of Redemption has been given by the Corporation, an amount computed by multiplying (x) 300% of the Reference Rate for the Dividend Period during which such Default occurs on the redemption date by (y) a fraction, the numerator of which shall be the number of days for which such Default is not cured in accordance with
         Section 2.8(c) hereof (including the day such Default occurs and excluding the day such Default is cured) and the denominator of which shall be 360, and applying the rate obtained against the aggregate liquidation preference of the outstanding Preferred Shares to the redeemed, then the Corporation shall instruct the Auction Agent shall to, and the Auction Agent shall deliver a notice in the form of Exhibit G hereto by first class mail, postage prepaid, to the Broker-Dealers not later than one Business Day after its receipt of the payment from the Corporation curing such Default and such Late Charge.

               (b) If any Default shall have occurred with respect to Preferred Shares during any Dividend Period thereof, and, prior to 12:00 Noon, New York City time, on the third Business Day next succeeding the date on which such Default occurred, such Default shall not have been cured in accordance with
Section 2.8(c) hereof or the Corporation shall not have paid the applicable Late Charge to the Auction Agent; then the Auction Agent shall deliver a notice in the form of Exhibit H hereto to the Broker-Dealers not later than one Business Day after the receipt of the payment from the Corporation curing such Default and such Late Charge.

               (c) A Default with respect to Preferred Shares shall have been cured (if such Default is not solely due to the willful failure to the Corporation to make the required payment to the Auction Agent) with respect to any Dividend Period if, within the respective time periods described immediately above, the Corporation shall have paid to the Auction Agent (i) all accumulated and unpaid dividends on the Preferred Shares and (ii) without duplication, the Redemption Price for the Preferred Shares, if any, for which Notice of Redemption has been mailed; provided, however, that the foregoing clause (ii) shall not apply to the Corporation's failure to pay the Redemption Price in respect of Preferred Shares when the related Redemption Notice provides that redemption of such shares is subject to one or more conditions precedent and each such condition precedent shall not have been satisfied at the time or times and in the manner specified in such Notice of Redemption.

            2.9  Ownership of Shares of Preferred Shares.

            Neither the Corporation nor any affiliate of the Corporation shall submit any Order in any Auction for Preferred Shares, except as set forth in the next sentence. Any Broker-Dealer that is an affiliate of the Corporation may submit Orders in Auctions, but only if such Orders are not for its own account. For purposes of this Section 2.9, a Broker-Dealer shall not be deemed to be an affiliate of the Corporation solely because one or more of the directors or executive officers of such Broker-Dealer or of any Person controlled by, in control of or under common control with such Broker-Dealer is also a director of the Corporation. The Auction Agent shall have no duty or liability with respect to the enforcement or otherwise of this Section 2.9.

            2.10  Allocation of Taxable Income.

            The Corporation may designate all or a portion of any dividend on Preferred Shares to consist of net capital gains or other income taxable for Federal income tax purposes and may deliver to the Auction Agent a notice in the form of Exhibit I hereto of such designation not later than the Dividend Payment Date next preceding the Auction Date on which the dividend rate for such dividend is to be fixed. The Auction Agent will deliver such notice, if given, to the Broker-Dealers on the Business Day following its receipt of such notice from the Corporation. Within two Business Days after any Auction Date involving the allocation of income taxable for Federal income tax purposes for which notice has so been given by the Corporation, the Auction Agent shall notify each Broker-Dealer as to the dollar amount per share of such taxable income and income exempt from Federal income taxation included in the related dividend.

            2.11  Access to and Maintenance of Auction Records.

            The Auction Agent shall afford to the Corporation, its agents, independent public accountants and counsel and the Broker-Dealers, access at reasonable times during normal business hours to review and make extracts or copies of all books, records, documents and other information concerning the conduct and results of Auctions (at no cost to the Auction Agent), provided that any such agent, accountant, counsel or Broker-Dealer shall furnish the Auction Agent with a letter from the Corporation requesting that the Auction Agent afford such person access. The Auction Agent shall maintain records relating to any Auction for a period of six years after such Auction, and such records shall, in reasonable detail, accurately and fairly reflect the actions taken by the Auction Agent hereunder.


3.       The Auction Agent as Dividend and Redemption Price Disbursing Agent.

            The Auction Agent, as dividend and redemption price disbursing agent, shall pay to the Holders of Preferred Shares (i) on each Dividend Payment Date, dividends on the Preferred Shares, (ii) on any date fixed for redemption of Preferred Shares, the Redemption Price of the Preferred Shares called for redemption and (iii) any Late Charge related to any payment of dividends or Redemption Price, in each case after receipt of the necessary funds from the Corporation with which to pay such dividends, Redemption Price or Late Charge. The amount of dividends for any Dividend Period to be paid by the Auction Agent to the Holders of Preferred Shares will be determined by the Corporation as set forth in Section 2 of Article I of the Articles Supplementary. The Redemption Price of any shares to be paid by the Auction Agent to the Holders will be determined by the Corporation as set forth in
Section 3 of Article I of the Articles Supplementary. The Corporation shall notify the Auction Agent in writing of a decision to redeem Preferred Shares at least one Business Day prior to the date a notice of redemption is required to be mailed to the Holders of the shares to be redeemed by paragraph (b) of Section 3 of Article I of the Articles Supplementary and shall notify the Auction Agent in writing on or prior to the 10th day preceding a Mandatory Redemption Date. Such notice by the Corporation to the Auction Agent shall contain the information required by paragraph (b) of
Section 3 of Article I of the Articles Supplementary to be stated in the notice of redemption required to be mailed by the Corporation to such Holders.

4.       The Auction Agent as Transfer Agent and Registrar.

            4.1  Issue of Stock or Shares Certificates.

            Upon the Date of Original Issue of Preferred Shares, one or more certificates representing all of the Preferred Shares issued on such date shall be issued by the Corporation and, at the request of the Corporation, registered in the name of Cede & Co. and countersigned by the Auction Agent.

            4.2  Registration of Transfer of Shares.

            Preferred Shares shall be registered solely in the name of the Securities Depository or its nominee.

            4.3  Removal of Legend on Restricted Shares.

            All requests for removal of legends on Preferred Shares indicating restrictions on transfer shall be accompanied by an opinion of counsel stating that such legends may be removed and such shares freely transferred, such opinion to be delivered under cover of a letter from a Corporate Officer authorizing the Auction Agent to remove the legend on the basis of said opinion.

            4.4  Lost Stock or Share Certificates.

            The Auction Agent shall issue and register replacement certificates for certificates represented to have been lost, stolen or destroyed upon the fulfillment of such requirements as shall be deemed appropriate by the Corporation and the Auction Agent, subject at all times to provisions of law, the By-Laws of the Corporation governing such matters and resolutions adopted by the Corporation with respect to lost securities. The Auction Agent shall not have any liability for loss incurred by the Corporation or by any other person as a result of the receipt or acceptance of fraudulent, forged or invalid certificates or securities (or certificates or securities which are otherwise not freely transferable or deliverable without encumbrance in any relevant market). The Auction Agent may issue new certificates in exchange for and upon the cancellation of mutilated certificates. Any request by the Corporation to the Auction Agent to issue a replacement or new certificate pursuant to this Section 4.4 shall be deemed to be a representation and warranty by the Corporation to the Auction Agent that such issuance will comply with such provisions of law and the By-Laws and resolutions of the Corporation.

            4.5  Disposition of Cancelled Certificates; Record Retention.

            The Auction Agent shall retain all stock or share certificates which have been cancelled in transfer or exchange and all accompanying documentation in accordance with applicable rules and regulations of the Securities and Exchange Commission for two calendar years. The Corporation shall also undertake to furnish to the Securities and Exchange Commission and to the Board of Governors of the Federal Reserve System, upon demand, at either the principal office or at any regional office, complete, correct and current hard copies of any and all such records.

            4.6  Stock or Record Books.

            For so long as the Auction Agent is acting as the transfer agent for Preferred Shares pursuant to the Agreement, it shall maintain a stock or record book containing a list of the Holders of the Preferred Shares. In case of any request or demand for the inspection of the stock or record books of the Corporation or any other books in the possession of the Auction Agent, the Auction Agent will notify the Corporation and secure instructions as to permitting or refusing such inspection; provided, however, the Auction Agent shall allow inspection of such books and records in its possession without the consent of the Corporation by its lawyers, accountants, regulators, auditors and other parties the Auction Agent deems necessary in order to carry out the normal operation of its business. The Auction Agent reserves the right, however, to exhibit the stock or record books or other books to any Person if (a) it is ordered to do so by a court of competent jurisdiction or a regulatory body, judicial or quasi-judicial agency or authority having the authority to compel such disclosure, (b) it is advised by its counsel that its failure to do so would be unlawful or (c) failure to do so would expose the Auction Agent to loss, liability, claim, damage or expense for which it has not received indemnity or security satisfactory to it.

            4.7  Return of Funds.

            Any funds deposited with the Auction Agent hereunder by the Corporation for any reason, including but not limited to redemption of Preferred Shares, that remain unpaid after ninety days shall be repaid to the Corporation upon the written request of the Corporation.


5.       Representations and Warranties.

            5.1  Representations and Warranties of the Corporation

            The Corporation represents and warrants to the Auction Agent that:

               (a) the Corporation is duly organized and existing business Corporation in good standing under the laws of the State of its incorporation and has full corporate power or all requisite power to execute and deliver the Agreement and to authorize, create and issue the Preferred Shares, and the Preferred Shares when issued, will be duly authorized, validly issued, fully paid and nonassessable;

               (b) the Agreement has been duly and validly authorized, executed and delivered by the Corporation and constitutes the legal, valid and binding obligation of the Corporation;

               (c) the form of the certificate evidencing the Preferred Shares complies or will comply with all applicable laws of the State of its incorporation;

               (d) when issued, the Preferred Shares will have been duly registered under the Securities Act of 1933, as amended, and no further action by or before any governmental body or authority of the United States or of any state thereof is required in connection with the execution and delivery of the Agreement or will have been required in connection with the issuance of Preferred Shares;

               (e) the execution and delivery of the Agreement and the issuance and delivery of the Preferred Shares do not and will not conflict with, violate or result in a breach of, the terms, conditions or provisions of, or constitute a default under, the Articles of Incorporation (as amended by the Articles Supplementary) or the By-Laws of the Corporation, any law or regulation, any order or decree of any court or public authority having jurisdiction, or any mortgage, indenture, contract, agreement or undertaking to which the Corporation is a party or by which it is bound the effect of which conflict, violation, default or breach would be material to the Corporation or the Corporation and its subsidiaries taken as a whole; and

               (f) no taxes are payable upon or in respect of the execution of the Agreement or the issuance of the Preferred Shares.

            5.2  Representations and Warranties of the Auction Agent.

            The Auction Agent represents and warrants to the Corporation that:

                    (i) The Auction Agent is duly organized and is validly existing as a banking corporation in good standing under the laws of the State of New York and has the corporate power to enter into and perform its obligations under this Agreement; and

                    (ii) this Agreement has been duly and validly authorized, executed and delivered by the Auction Agent and constitutes the legal, valid and binding obligation of the Auction Agent, enforceable against the Auction Agent in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equitable principles.

6.       The Auction Agent.

            6.1  Duties and Responsibilities.

               (a) The Auction Agent is acting solely as agent for the Corporation hereunder and owes no fiduciary duties to any Person except if provided by this Agreement.

               (b) The Auction Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Auction Agent.

               (c) In the absence of gross negligence or willful misconduct on its part, the Auction Agent shall not be liable for any action taken, suffered, or omitted or for any error of judgment made by it in the performance of its duties under the Agreement. The Auction Agent shall not be liable for any error of judgment resulting from the use or reliance on a source of information used in good faith unless the Auction Agent shall have been grossly negligent in the determination, calculation or declaration thereunder. The Auction Agent shall not be liable for any error of judgment made in good faith unless the Auction Agent shall have been grossly negligent in ascertaining (or failing to ascertain) the pertinent facts.

            6.2  Rights of the Auction Agent.

               (a) The Auction Agent may conclusively rely and shall be fully protected in acting or refraining from acting upon any communication authorized hereby and upon any written instruction, notice, request, direction, consent, report, certificate, share certificate or other instrument, paper or document believed in good faith by it to be genuine. The Auction Agent shall not be liable for acting upon any telephone communication authorized hereby which the Auction Agent believes in good faith to have been given by the Corporation or by a Broker-Dealer. The Auction Agent may record telephone communications with the Corporation or with the Broker-Dealers or both.

               (b) The Auction Agent may consult with counsel of its choice and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

               (c) The Auction Agent shall not be required to advance, expend or risk its own funds or otherwise incur or become exposed to financial liability in the performance of its duties hereunder.

               (d) The Auction Agent may perform its duties and exercise its rights hereunder either directly or by or through agents or attorneys and shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed by it with due care hereunder.

               (e) The Auction Agent shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including without limitation strikes, work stoppages, acts of war or terrorism, insurrection, revolution, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions or utilities, communications or computer (software and hardware) services, it being understood that the Auction Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

               (f) The Auction Agent shall not be: (i) required to, and does not, make any representations or have any responsibilities as to the validity, accuracy, value or genuineness of any signatures or endorsements, other than its own; (ii) obligated to take any legal action hereunder that might, in its judgment, involve any expense or liability, unless it has been furnished with indemnity satisfactory to the Auction Agent; and (iii) responsible for or liable in any respect on account of the identity, Corporation or rights of any Person (other than itself and its agents and attorneys) executing or delivering or purporting to execute or deliver any document under this Agreement or any Broker-Dealer Agreement.

            6.3  Compensation, Expenses and Indemnification.

               (a) The Corporation shall pay the Auction Agent an annual fee as compensation for all services rendered by it under the Agreement and the Broker- Dealer Agreements as the Corporation and the Auction Agent have agreed to from time to time.

               (b) The Corporation shall reimburse the Auction Agent upon its request for all reasonable out-of-pocket expenses, disbursements and advances incurred or made by the Auction Agent in accordance with any provision of the Agreement and the Broker-Dealer Agreements (including the compensation and the reasonable expenses and disbursements of its agents and counsel), except any expense or disbursement attributable to its negligence or bad faith. In no event shall the Auction Agent be responsible or liable for special, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit), even if the Auction Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

               (c) To the extent, if any, that a court of competent jurisdiction would enforce such agreement as not contrary to law or public policy, the Corporation hereby agrees to keep fully indemnified, on an after-tax basis, the Auction Agent (in its capacity as Auction Agent and, if applicable, in its capacity as transfer agent, registrar, dividend paying agent and redemption price disbursing agent and any other capacity contemplated by this Agreement) and its officers, directors, employees and agents for and hold them harmless against any loss, liability or expense incurred without gross negligence or willful misconduct on their part, arising out of or in connection with this Agreement and any Broker-Dealer Agreements, including the costs and expenses of defending itself against any such claim or liability in connection with its exercise or performance of any of its rights or duties hereunder and thereunder (which costs and expenses include the costs and expenses of the enforcement of this provision).

            6.4  Auction Agent's Disclaimer.

            The Auction Agent makes no representation as to the validity or adequacy of the Agreement, the Broker-Dealer Agreements or the Preferred Shares except that the Auction Agent hereby represents that the Agreement has been duly authorized, executed and delivered by the Auction Agent and constitutes a legal and binding obligation of the Auction Agent.

7.       Miscellaneous.

            7.1  Term of Agreement.

               (a) The term of the Agreement is unlimited unless it shall be terminated as provided in this Section 7.1. The Corporation may terminate the Agreement at any time by so notifying the Auction Agent, provided that the Corporation has entered into an agreement in substantially the form of the Agreement with a successor Auction Agent. The Auction Agent may terminate the Agreement upon written notice to the Corporation on the date specified in such notice, which date shall be no earlier than 30 days after the date of delivery of such notice.

               (b) Except as otherwise provided in this paragraph (b), the respective rights and duties of the Corporation and the Auction Agent under the Agreement with respect to the Preferred Shares shall cease upon termination of the Agreement. The Corporation's representations, warranties, covenants and obligations to the Auction Agent under Sections 5 and 6.3 hereof shall survive the termination of the Agreement. Upon termination of the Agreement, the Auction Agent shall, at the Corporation's request, promptly deliver to the Corporation copies of all books and records maintained by it with respect to Preferred Shares in connection with its duties hereunder.

            7.2  Communications.

            Except for (i) communications authorized to be by telephone pursuant to the Agreement or the Auction Procedures and (ii) communications in connection with Auctions (other than those expressly required to be in writing), all notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given to such party, addressed to it, at its address or telecopy number set forth below:

If to the Corporation,               The Gabelli Equity Trust Inc.
                                     One Corporate Center
                                     Rye, New York 10580-1422
                                     Attention:  Bruce N. Alpert
                                     Telecopier No.: 914-921-5100
                                     Telephone No.: 212-921-5158

If to the Auction Agent,             The Bank of New York
                                     5 Penn Plaza
                                     13th Floor
                                     New York, New York 10001
                                     Attention:   Dealing and Trading Group -
                                                  Auction Desk
                                     Telephone No.:     (212) 328-7676
                                     Telecopier No.:    (212) 328-8237
                                                        (212) 328-8238
                                                        (212) 328-8239

            Each such notice, request or communication shall be effective when delivered at the address specified herein. Communications shall be given on behalf of the Corporation by a Corporate Officer and on behalf of the Auction Agent by telephone (confirmed by telecopy or in writing) by an Authorized Officer.

            7.3  Entire Agreement.

            The Agreement contains the entire agreement between the parties relating to, and superseding any prior agreement between the parties relating to, the subject matter hereof, and there are no other representations, endorsements, promises, agreements or understandings, oral, written or implied, between the parties relating to the subject matter hereof except for agreements relating to the compensation of the Auction Agent.

            7.4  Benefits.

            Nothing herein, express or implied, shall give to any Person, other than the Corporation, the Auction Agent and their respective successors and assigns, any benefit of any legal or equitable right, remedy or claim hereunder.

            7.5  Amendment; Waiver.

            (a) The Agreement shall not be deemed or construed to be modified, amended, rescinded, cancelled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged.

            (b) Failure of either party hereto to exercise any right or remedy hereunder in the event of a breach hereof by the other party shall not constitute a waiver of any such right or remedy with respect to any subsequent breach.

            7.6  Successors and Assigns.

            The Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and assigns of each of the Corporation and the Auction Agent.

            7.7  Severability.

            If any clause, provision or section hereof shall be ruled invalid or unenforceable by any court of competent jurisdiction, the invalidity or unenforceability of such clause, provision or section shall not affect any of the remaining clauses, provisions or sections hereof.

            7.8  Disclosure of Information.

            The Auction Agent agrees that it will not disclose or use any "non- public personal information" about the Fund's shareholders other than such uses or disclosures as are permitted by Regulation S-P under Section 504 of the Gramm Leach Biley Act ("Regulation S-P"). "Nonpublic personal information" about a shareholder shall mean: (i) personally identifiable financial information; (ii) any list, description, or other grouping of consumers that is derived from using any personally identifiable information that is not publically available; and (iii) any other information that a Customer or the Transfer Agent is prohibited from using or disclosing pursuant to Regulation S-P.

            7.9  Governing Law; Jurisdiction; and Waiver of Trial by Jury.

            This Agreement shall be interpreted and construed in accordance with the internal substantive laws (and not the choice of law rules) of the State of New York. The parties agree that all actions and proceedings arising out of this Auction Agency Agreement or any transactions contemplated hereby shall be brought in the State of New York and, in connection with any such action or proceeding, submit to the jurisdiction of, and venue in, such State. Each of the parties hereto also irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of this agreement or the transaction contemplated hereby.


                                                THE GABELLI EQUITY TRUST INC.


                                                _______________________________
                                                By:  Name
                                                     Title


                                                THE BANK OF NEW YORK



                                                _______________________________
                                                By:  Name
                                                     Title

                                                                      EXHIBIT A

                                   FORM OF
                           BROKER-DEALER AGREEMENT

                                                                      Exhibit B

                            SETTLEMENT PROCEDURES

         The following summary of Settlement Procedures sets forth the procedures expected to be followed in connection with the settlement of each Auction and will be incorporated by reference in the Auction Agent Agreement and each Broker- Dealer Agreement. Nothing contained in this Appendix constitutes a representation by the Trust that in each Auction each party referred to herein will actually perform the procedures described herein to be performed by such party.

               (a) On each Auction Date, the Auction Agent shall notify by telephone or through its auction processing system the Broker-Dealers that participated in the Auction held on such Auction Date and submitted an order on behalf of any Existing Holder or Potential Holder of:

                    (i) the Applicable Rate fixed for the next succeeding Dividend Period;

                    (ii) whether Sufficient Clearing Bids existed for the determination of the Applicable Rate;

                    (iii) if such Broker-Dealer (a "Seller's Broker- Dealer") submitted a Bid or Sell Order on behalf of an Existing Holder, the number of shares, if any, of Preferred Shares to be sold by such Existing Holder;

                    (iv) if such Broker-Dealer (a "Buyer's Broker- Dealer") submitted a Bid on behalf of a Potential Holder, the number of shares, if any, of Preferred Shares to be purchased by such Potential Holder;

                    (v) if the aggregate number of Preferred Shares to be sold by all Existing Holders on whose behalf such Broker-Dealer submitted a Bid or a Sell Order exceeds the aggregate number of Preferred Shares to be purchased by all Potential Holders on whose behalf such Broker-Dealer submitted a Bid, the name or names of one or more Buyer's Broker-Dealers (and the name of the Agent Member with the Securities Depository, if any, of each such Buyer's Broker-Dealer) acting for one or more purchasers of such excess number of Preferred Shares and the number of such shares to be purchased from one or more Existing Holders on whose behalf such Broker-Dealer acted by one or more Potential Holders on whose behalf each of such Buyer's Broker-Dealers acted;

                    (vi) if the aggregate number of Preferred Shares to be purchased by all Potential Holders on whose behalf such Broker-Dealer submitted a Bid exceeds the aggregate number of Preferred Shares to be sold by all Existing Holders on whose behalf such Broker-Dealer submitted a Bid or a Sell Order, the name or names of one or more Seller's Broker Dealers (and the name of the Agent Member, if any, of each such Seller's Broker-Dealer) acting for one or more sellers of such excess number of Preferred Shares and the number of such shares to be sold to one or more Potential Holders on whose behalf such Broker-Dealer acted by one or more Existing Holders on whose behalf each of such Seller's Broker-Dealers acted; and

                    (vii) the Auction Date of the next succeeding Auction with respect to the Preferred Shares.

               (b) On each Auction Date, each Broker-Dealer that submitted an Order on behalf of any Existing Holder or Potential Holder shall:

                    (i) in the case of a Broker-Dealer that is a Buyer's Broker-Dealer, instruct each Potential Holder on whose behalf such Broker-Dealer submitted a Bid that was accepted, in whole or in part, to instruct such Potential Holder's Agent Member to pay to such Broker-Dealer (or its Agent Member) through the Securities Depository the amount necessary to purchase the number of Preferred Shares to be purchased pursuant to such Bid against receipt of such shares and advise such Potential Holder of the Applicable Rate for the next succeeding Dividend Period;

                    (ii) in the case of a Broker-Dealer that is a Seller's Broker-Dealer, instruct each Existing Holder on whose behalf such Broker-Dealer submitted a Sell Order that was accepted, in whole or in part, to instruct such Existing Holder's Agent Member to deliver to such Broker-Dealer (or its Agent Member) through the Securities Depository the number of Preferred Shares to be sold pursuant to such Order against payment therefor and advise any such Existing Holder that will continue to hold Preferred Shares of the Applicable Rate for the next succeeding Dividend Period;

                    (iii) advise each Existing Holder on whose behalf such Broker-Dealer submitted a Hold Order of the Applicable Rate for the next succeeding Dividend Period;

                    (iv) advise each Existing Holder on whose behalf such Broker-Dealer submitted an Order of the Auction Date for the next succeeding Auction; and

                    (v) advise each Potential Holder on whose behalf such Broker-Dealer submitted a Bid that was accepted, in whole or in part, of the Auction Date for the next succeeding Auction.

               (c) On the basis of the information provided to it pursuant to
(a) above, each Broker-Dealer that submitted a Bid or a Sell Order on behalf of a Potential Holder or an Existing Holder shall, in such manner and at such time or times as in its sole discretion it may determine, allocated any funds received by it pursuant to (b)(i) above and any Preferred Shares received by it pursuant to (b)(ii) above among the Potential Holders, if any, on whose behalf such Broker-Dealer submitted Bids, the Existing Holders, if any, on whose behalf such Broker-Dealer submitted Bids that were accepted or Sell Orders, and any Broker-Dealer or Broker- Dealers identified to it by the Auction Agent pursuant to (a)(v) or (a)(vi) above.

               (d) On each Auction Date:

                    (i) each Potential Holder and Existing Holder shall instruct its Agent Member as provided in (b)(i) or (ii) above, as the case may be;

                    (ii) each Seller's Broker-Dealer which is not an Agent Member of the Securities Depository shall instruct its Agent Member to (A) pay through the Securities Depository to the Agent Member of the Existing Holder delivering shares to such Broker- Dealer pursuant to (b)(ii) above the amount necessary to purchase such shares against receipt of such shares, and (B) deliver such shares through the Securities Depository to a Buyer's Broker-Dealer (or its Agent Member) identified to such Seller's Broker-Dealer pursuant to
         (a)(v) above against payment therefor; and

                    (iii) each Buyer's Broker-Dealer which is not an Agent Member of the Securities Depository shall instruct its Agent Member to (A) pay through the Securities Depository to a Seller's Broker-Dealer (or its Agent Member) identified pursuant to (a) (vi) above the amount necessary to purchase the shares to be purchased pursuant to (b) (i) above against receipt of such shares, and (B) deliver such shares through the Securities Depository to the Agent Member of the purchaser thereof against payment therefor.

               (e) On the day after the Auction Date:

                    (i) each Bidder's Agent Member referred to in (d) (i) above shall instruct the Securities Depository to execute the transactions described under (b) (i) or (ii) above, and the Securities Depository shall execute such transactions;

                    (ii) each Seller's Broker-Dealer or its Agent Member shall instruct the Securities Depository to execute the transactions described in (d) (ii) above, and the Securities Depository shall execute such transactions; and

                    (iii) each Buyer's Broker-Dealer or its Agent Member shall instruct the Securities Depository to execute the transactions described in (d) (iii) above, and the Securities Depository shall execute such transactions.

               (f) If an Existing Holder selling Preferred Shares in an Auction fails to deliver such shares (by authorized book-entry), a Broker-Dealer may deliver to the Potential Holder on behalf of which it submitted a Bid that was accepted a number of whole Preferred Shares that is less than the number of shares that otherwise was to be purchased by such Potential Holder. In such event, the number of Preferred Shares to be so delivered shall be determined solely by such Broker- Dealer. Delivery of such lesser number of shares shall constitute good delivery. Notwithstanding the foregoing terms of this paragraph (f), any delivery or non- delivery of shares which shall represent any departure from the results of an Auction, as determined by the Auction Agent, shall be of no effect unless and until the Auction Agent shall have been notified of such delivery or non-delivery in accordance with the provisions of the Auction Agent Agreement and the Broker-Dealer Agreements.

                                                                      EXHIBIT C

                        THE GABELLI EQUITY TRUST INC.
                          NOTICE OF AUCTION DATE FOR
               SERIES C AUCTION RATE CUMULATIVE PREFERRED STOCK
                             ("Preferred Shares")

               NOTICE IS HEREBY GIVEN that the Auction Date of the next Auction for the Corporation's Preferred Shares is scheduled to be _______________, 20___ and the next Dividend Payment Date for the Corporation's Preferred Shares will be __________________, 20___.

               [A Default in respect of the Preferred Shares currently exists. If, prior to 12:00 noon, New York City time, on the fifth Business Day preceding the next scheduled Auction Date of the Preferred Shares, such Default is not cured or the applicable Late Charge is not paid, the next Auction will not be held. Notice of the next Auction for the Preferred Shares will be delivered when such Default is cured and the applicable Late Charge is paid.(1)]

                                           THE GABELLI EQUITY TRUST INC.


                                           _________________________________

(1)   Include this language if a Default exists.

                                                                      EXHIBIT D


                        THE GABELLI EQUITY TRUST INC.
                         NOTICE OF PROPOSED CHANGE OF
                         LENGTH OF DIVIDEND PERIOD OF
               SERIES C AUCTION RATE CUMULATIVE PREFERRED STOCK
                             ("Preferred Shares")

               The Gabelli Equity Trust Inc. (the "Corporation") may exercise its option to designate the Dividend Period of its Preferred Shares commencing [the first day of the Special Dividend Period] as a Special Dividend Period.

               By 3:00 P.M. on the second Business Day preceding the first day of such proposed Special Dividend Period, the Corporation will notify ___________________ of either (a) its determination to exercise such option, designating the length of such Special Dividend Period or (b) its determination not to exercise such option.

                                           THE GABELLI EQUITY TRUST INC.


                                           _________________________________


Dated:  __________, 20__

                                                                      EXHIBIT E

                        THE GABELLI EQUITY TRUST INC.
                NOTICE OF CHANGE OF LENGTH OF DIVIDEND PERIOD
               SERIES C AUCTION RATE CUMULATIVE PREFERRED STOCK
                             ("Preferred Shares")

               NOTICE IS HEREBY GIVEN that (the "Corporation") has determined to designate the Dividend Period of its Preferred Shares commencing on [the first day of the Special Dividend Period] as a Special Dividend Period.

               The Special Dividend Period will be __________ calendar days.

               The Auction Date for the Special Dividend Period is the Business Day immediately preceding the first day of such Special Dividend Period.

               As a result of the Special Dividend Period designation, the amount of dividends payable on Preferred Shares during the Special Dividend Period will be based on a 360-day year.

               The Special Dividend Period shall not commence if (a) an Auction for Preferred Shares shall not be held on such Auction Date for any reason or (b) an Auction for Preferred Shares shall be held on such Auction Date but Sufficient Clearing Bids for such shares shall not exist in such Auction.

               The scheduled Dividend Payment Dates for the Preferred Shares during such Special Dividend Period will be _________________________.

               [Special Redemption Provisions, if any]

               Attached hereto is a Preferred Shares Basic Maintenance Report showing that, as of the third Business Day immediately preceding such proposed Special Dividend Period, Moody's Eligible Assets (if Moody's is rating such Preferred Shares) and S&P Eligible Assets (if S&P is rating such Preferred Shares) each have an aggregate Discounted Value at least equal to the Preferred Shares Basic Maintenance Amount as of such Business Day (assuming for purposes of the foregoing calculation that (i) the Maximum Rate is the Maximum Rate on such Business Day as if such Business Day were the Auction Date for the proposed Special Dividend Period, and (ii) the Moody's Discount Factors applicable to Moody's Eligible Assets are determined by reference to the first Moody's Exposure Period longer than the Moody's Exposure Period then applicable to the Corporation).


                                           THE GABELLI EQUITY TRUST INC.


                                           _________________________________

Dated:  __________, 20__

                                                                      EXHIBIT F


                        THE GABELLI EQUITY TRUST INC.
                    NOTICE OF DETERMINATION NOT TO CHANGE
                         LENGTH OF DIVIDEND PERIOD OF
               SERIES C AUCTION RATE CUMULATIVE PREFERRED STOCK
                             ("Preferred Shares")

               NOTICE IS HEREBY GIVEN that The Gabelli Equity Trust Inc. (the "Corporation") has determined not to exercise its option to designate a Special Dividend Period of its Preferred Shares and the next succeeding Dividend Period will be a Standard Dividend Period of seven calendar days.

                                           THE GABELLI EQUITY TRUST INC.


                                           ______________________________


Dated:  __________, 20___

                                                                      EXHIBIT G

                        THE GABELLI EQUITY TRUST INC.
                         NOTICE OF CURE OF DEFAULT ON
               SERIES C AUCTION RATE CUMULATIVE PREFERRED STOCK
                             ("Preferred Shares")

               NOTICE IS HEREBY GIVEN that The Gabelli Equity Trust Inc. (the "Corporation") has cured its Default and paid the applicable Late Charge with respect to its Preferred Shares. The dividend rate on the shares of Preferred Shares for the current Dividend Period is _____________% per annum, the Dividend Payment Date for the current Dividend Period is scheduled to be _______________, 20___ and the next Auction Date is scheduled to be
_______________, 20___.


                                           THE GABELLI EQUITY TRUST INC.


                                           ______________________________

Dated:  __________, 20___

                                                                      EXHIBIT H

                        THE GABELLI EQUITY TRUST INC.
                         NOTICE OF CURE OF DEFAULT ON
               SERIES C AUCTION RATE CUMULATIVE PREFERRED STOCK
                             ("Preferred Shares")

               NOTICE IS HEREBY GIVEN that The Gabelli Equity Trust Inc. (the "Corporation") has cured its Default and paid the applicable Late Charge with respect to its Preferred Shares. The next Auction Date for the Preferred Shares is scheduled to be on _________________, 20___.

                                           THE GABELLI EQUITY TRUST INC.


                                           ______________________________

Dated:  __________, 20___

                                                                     EXHIBIT I

                        THE GABELLI EQUITY TRUST INC.
                                  NOTICE OF
              [CAPITAL GAINS] [AND] [TAXABLE ORDINARY INCOME](1)
                                 DIVIDEND FOR
               SERIES C AUCTION RATE CUMULATIVE PREFERRED STOCK
                            ("Preferred Shares ")

               NOTICE IS HEREBY GIVEN that the amount of the dividend payable on ________________, 20____ for The Gabelli Equity Trust's Preferred Shares will be determined by the Auction to be held on _______________, 20___. Up to [$ A ](2) [$ B ](3) per share of the dividend payable on such date as determined by such Auction will consist of [capital gains](2) [ordinary income taxable for Federal income tax purposes](3). If the dividend amount payable on such date as determined by such Auction is less than [$ A ](2) [$ B ](3) per share, the entire amount of the dividend will consist of [capital gains](2) [ordinary income taxable for Federal income tax purposes](3). [To the extent such dividend amount exceeds [$ A ] per share, any excess up to [$ B ] per share will consist of ordinary income taxable for Federal income tax purposes.](4) Accordingly, the aforementioned composition of the dividend payable on _______________, 20___ should be considered in determining Orders to be submitted with respect to the Auction to be held on ________________, 20__. The Rate Multiple in effect for such Auction will be ____%.

                                                  THE GABELLI EQUITY TRUST INC.

                                                  _____________________________


          (1) Include language with respect to capital gains, taxable ordinary income or both, depending on the character of the designation to be made with respect to the dividend(s).

          (2) Include bracketed material if a portion of the dividend will be designated capital gains.

          (3) Include bracketed material if a portion of the dividend will be designated ordinary income taxable for Federal income tax purposes and no portion of the dividend will be designated capital gains.

          (4) Include bracketed material if a portion of the dividend will be designated capital gains and a portion will be designated ordinary income taxable for Federal income tax purposes.

A = the maximum amount of capital gains allocated to the Preferred Shares to be included in such dividend, divided by the number of Preferred Shares.

B = the maximum amount of ordinary income taxable for Federal income tax purposes allocated to the Preferred Shares to be included in such dividend, divided by the number of shares.